Exhibit 99.1

For Immediate Release	News Corp. Press: Jack Horner 212-852-7952
News Corp. Investor Relations: Reed Nolte 212-852-7092
Shine Group Press: Patrick Keegan +44 207 985 7021

News Corporation and Shine Group Reach Agreement in Principle for News Corporation to Acquire Shine Group

New York, NY, February 21, 2011 – News Corporation and Shine Group, the international television production group, announced today they have reached an agreement in principle for News Corporation to acquire 100 percent of Shine Group for an enterprise value of £415 million. The parties have signed a non-binding letter of intent and will now proceed with the regulatory filings required for the transaction.

“This is a unique and exciting opportunity for us. Shine is a leader in the global television production business with a proven track record of developing hit shows and new formats worldwide,” said Chase Carey, News Corporation Deputy Chairman, President and Chief Operating Officer. “We have every confidence that Shine will be an important part of the expansion strategy for our worldwide TV operations.”

Elisabeth Murdoch, Chairman and CEO Shine Group said: “In a rapidly consolidating global TV industry, this alliance uniquely provides the conditions in which Shine Group can continue to lead and prosper. News Corporation is the partner that enables us to maintain our aspiration to be best in class across all our sectors, and prepares and equips us for future growth. Shine shares News Corporation’s long-standing belief in creative excellence and ambitious expansion. I could not be happier or more proud that from such modest beginnings Shine will join such an extraordinary group of companies.”

Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation commented: “Shine has an outstanding creative team that has built a significant independent production company in major markets in very few years, and I look forward to them becoming an important part of our varied and large content creation activities. I expect Liz Murdoch to join the board of News Corporation on completion of this transaction.”

News Corporation and Shine Group will continue to negotiate the final terms of the long-form stock purchase agreement. This will be subject to customary closing conditions including approval by the audit committee and the full board of News Corporation, receipt of an independent fairness opinion, and Shine Group board approval. Upon successful completion of the transaction, Shine Group will report to Mr. Carey.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

Shine Group boasts some of the most respected and prolific production companies in the worlds of scripted and non-scripted television, now numbering 25 across three continents and responsible some of the world’s best known and loved programmes. Shine Group companies include award-winning genre specialists such as UK-based Dragonfly (factual), Kudos (drama), and Princess Productions (entertainment) along with award-winning multi-genre producers Shine TV, market-leading independent US producers Reveille plus Metronome Film & Television, the Nordic region’s pre-eminent production group. Shine International, the group’s international distribution arm is responsible for the distribution of over 3000 hours of broadcast content annually. In the last two years the group has successfully established international start-up companies Shine Germany, Shine France and Shine Australia.